ITEM 77C

A) A Special Meeting of Shareholders of The Alger Fund was held on
   April 28, 2000.

C) Amendment of the Declaration of Trust to provide dollar-based voting rights for shareholders of the fund. No individual class of shares of any portfolio approved the proposal, which was not adopted; the voting results by portfolio were as follows:

                                                                                        Broker
                                          For        Against            Abstain         Non-Vote

Growth Portfolio                      28,409,148     1,119,693         1,478,262        16,322,718
Small Capitalization Portfolio        17,528,566       913,523           929,672         8,607,245
Balanced Portfolio                     1,976,496        64,481           112,079         1,310,470
MidCap Growth Portfolio                4,524,302       187,489           238,357         2,843,319
Capital Appreciation Portfolio        31,369,591     1,149,902         1,531,808        24,706,496
Money Market Portfolio               121,401,598     3,985,582         6,235,605        26,735,946